Exhibit (a)(5)(B)

DAVITA ANNOUNCES PRELIMINARY RESULTS OF SELF-TENDER OFFER

DENVER, CO, September 15, 2020 – DAVITA INC. (NYSE: DVA) (“DaVita”), a health care provider focused on transforming care delivery to improve quality of life for patients globally and one of the largest providers of kidney care services in the United States, announced today the preliminary results of its modified “Dutch auction” tender offer for up to $1.0 billion of its common stock at a price per share of not less than $77.00 and not more than $88.00, which expired at 12:00 midnight, New York City time, at the end of the day on September 14, 2020.

Based on the preliminary count by the depositary for the tender offer, a total of 8,000,679 shares of DaVita’s common stock were validly tendered and not validly withdrawn at or below the price of $88.00 per share, including 3,388,259 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, DaVita expects to purchase a total of 8,000,679 shares of its common stock through the tender offer at a price of $88.00 per share, for a total cost of $704,059,752, excluding fees and expenses related to the tender offer.

The total of 8,000,679 shares that DaVita expects to accept for purchase represents approximately 6.6% of DaVita’s total outstanding shares of common stock as of September 14, 2020.

The number of shares expected to be purchased in the tender offer is preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the required two business day period. The final number of shares to be purchased in the tender offer will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer will occur promptly following the completion of the confirmation process.

DaVita expects to finance the share purchases in the tender offer with cash on hand.

The dealer manager for the tender offer is BofA Securities, Inc. Georgeson LLC is serving as information agent for the tender offer and Computershare is serving as the depositary for the tender offer.

Investor Contact Information

Jim Gustafson

Vice President, Investor Relations

(310) 536-2585

jim.gustafson@davita.com

About DaVita Inc.

DaVita (NYSE: DVA) is a health care provider focused on transforming care delivery to improve quality of life for patients globally. The company is one of the largest providers of kidney care services in the United States and has been a leader in clinical quality and innovation for over 20 years. Through DaVita Kidney Care, the company treats patients with chronic kidney failure and end stage renal disease. DaVita is committed to bold, patient-centric care models, implementing the latest technologies and moving toward integrated care offerings for all.

All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include but are not limited to statements related to our proposed purchase of shares in the tender offer, the source of financing for those purchases, the amount of shares to be purchased (including the amount of shares tendered through notice of guaranteed delivery) and the purchase price per share. Our actual results and other events could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:

•

the number of shares purchased in the tender offer, which may differ from the preliminary results indicated in this release, including to the extent that shares tendered through notice of guaranteed delivery are not delivered within the required two business day period;

•	the delivery within the required two business day period of shares tendered through notice of guaranteed delivery;

•	our ability to complete the tender offer, including the number of shares we are able to purchase pursuant to the tender offer;

•	our ability to achieve the benefits contemplated by the tender offer;

•	any adverse impact that the tender offer may have on us and the trading market for our common stock;

•

the continuing impact of the dynamic and rapidly evolving COVID-19 pandemic, including, without limitation, on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations, the government’s response to the COVID-19 pandemic, and the consequences of an extended economic downturn resulting from the impacts of COVID-19, including a potential negative impact on our commercial mix, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below;

•

the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations;

•

noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;

•

the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation, result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in higher-paying commercial plans or that are enrolled in or select Medicare Advantage plans, or other material impacts to our business; or our making incorrect assumptions about how our patients will respond to any such developments;

•	a reduction in government payment rates under the Medicare program or other government-based programs and the impact of the Medicare Advantage benchmark structure;

•

risks arising from potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including such initiatives related to healthcare and/or labor matters, such as AB290 and Proposition 23 in California;

•

the impact of the upcoming election cycle, the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the future of the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace;

•

our ability to successfully implement our strategy with respect to home-based dialysis, including maintaining our existing business and further developing our capabilities in a complex and highly regulated environment;

•	changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to calcimimetics;

•	legal and compliance risks, such as our continued compliance with complex government regulations;

•	continued increased competition from dialysis providers and others, and other potential marketplace changes;

•

our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector that may erode our patient base and reimbursement rates, such as accountable care organizations, independent practice associations and integrated delivery systems;

•

our ability to complete acquisitions, mergers or dispositions that we might announce or be considering, on terms favorable to us or at all, or to integrate and successfully operate any business we may acquire or have acquired, or to successfully expand our operations and services in markets outside the United States, or to businesses outside of dialysis;

•

uncertainties related to potential payments and/or adjustments under certain provisions of the equity purchase agreement for the sale of our DaVita Medical Group (DMG) business, such as post-closing adjustments and indemnification obligations;

•

the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;

•

factors that may impact our ability to repurchase stock under our stock repurchase program (including the tender offer described above) and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;

•	impairment of our goodwill, investments or other assets; and

•

uncertainties associated with the other risks described in Part I, Item 1A “Risk Factors” and Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2019, Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A “Risk Factors” in each of our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2020 and the other risks and uncertainties discussed in any subsequent reports that we file or furnish with the Securities and Exchange Commission from time to time.

The forward-looking statements should be considered in light of these risks and uncertainties. All forward-looking statements in this release are based solely on information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may otherwise be required by law.